Exhibit 11.2

Independent Auditor’s Inclusion Letter

We agree to the inclusion in the Form 1-A dated January 7, 2026 of our report dated September 3, 2025, on our audit of the financial statements of Atombeam Technologies, Inc. as of December 31, 2024 and for the year then ended.

/s/ Forvis Mazars, LLP

San Jose, California

January 7, 2026